UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 11, 2009

Date of earliest event reported: August 6, 2009

Flotek Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13270	90-0023731
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2930 W. Sam Houston Pkwy N., Suite 300 Houston, Texas	77043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 849-9911

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 11, 2009, Flotek Industries, Inc. (the “Company”) entered into separate unit purchase agreements (the “Purchase Agreements”) with certain accredited investors (the “Purchasers”) pursuant to which the Company agreed to sell in a private placement an aggregate of 16,000 units (the “Units”) at a purchase price of $1,000 per Unit, yielding aggregate gross proceeds of approximately $16,000,000. Each Unit is comprised of (i) one share of cumulative redeemable convertible preferred stock of the Company (the “Preferred Stock”), (ii) warrants to purchase up to 155 shares of common stock of the Company (the “Common Stock”) at an exercise price of $2.31 per share (the “$2.31 Warrants”) and (iii) contingent warrants to purchase up to 500 shares of Common Stock of the Company at an exercise price of $2.45 per share (the “Contingent Warrants” and together with the $2.31 Warrants, the “Warrants”). For a summary of the terms of the Preferred Stock and the Warrants, please see “The Preferred Stock” and “The Warrants,” below. There are no material relationships between the Company the Purchasers other than in respect of the Purchase Agreements.

The closing of the sale of the Units in the private placement is expected to occur on August 11, 2009.

The Purchase Agreements contain representations and warranties, covenants and indemnification provisions that are typical for private placements by public companies, including representations and warranties regarding: (1) due incorporation, valid existence and good standing; (2) capitalization; (3) reservation of shares of Common Stock for the conversion and exercise of the Preferred Stock and the $2.31 Warrants; (4) right, corporate power and authority to enter into the Purchase Agreements; (5) legal proceedings; (6) tax matters; (7) “investment company” status; (8) insurance; (9) use of proceeds from the offering; (10) financial statements; (11) New York Stock Exchange listing compliance; (12) internal accounting controls and disclosure controls and procedures (including an exception disclosing that the Company is currently investigating a series of potential thefts by an employee occurring over several quarters that are currently expected to amount to losses ranging from $100,000 to $200,000, in the aggregate, and in connection with such investigation the Company is strengthening its oversight and internal controls relating primarily to travel and expense reimbursements); (13) labor matter and (14) the amendment to the Company’s credit facility.

Pursuant to the Purchase Agreements, the Company has agreed to file with the Securities and Exchange Commission (the “SEC”) a registration statement with respect to the resale of the Common Stock underlying the $2.31 Warrants and up to 75% of the shares of Common Stock issuable upon conversion of the Preferred Stock (allocated pro rata among the Purchasers) purchased by the Purchasers under the Purchase Agreements as soon as reasonably practicable, and in no event more than 10 business days following the closing of the offering. Furthermore, the Company has agreed to file with the SEC a registration statement with respect to the resale of the Common Stock underlying the Contingent Warrants purchased by the Purchasers under the Purchase Agreements as soon as reasonably practicable, and in no event more than 10 business days following the later of (1) the date on which the Company’s stockholders have approved (i) the amendment to the Company’s certificate of incorporation to increase the authorized shares of Common Stock of the Company from 40,000,000 shares to not less than 80,000,000 shares (the “Charter Amendment”) and (ii) the Contingent Warrants and (2) the earlier of (A) the six-month anniversary of the closing of the offering and (B) the date on which the aggregate market value of the Common Stock held by non-affiliates of the Company is $75 million or more (and if such stockholder approval occurs after such date, the aggregate market value of the Common Stock held by non-affiliates of the Company has been $75 million or more at a date within 45 days prior to such stockholder approval).

Neither the Units, the shares of Preferred Stock, the Warrants nor the Common Stock underlying such securities have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and such securities may not be offered or sold in the United States absent a registration statement or exemption from registration.

On August 11, 2009, the Company and Jerry D. Dumas, Chairman of the Board of Directors (the “Board”), Chief Executive Officer and President, entered into a Retirement Agreement (the “Retirement Agreement”) pursuant to which Mr. Dumas will step down as an officer of the Company and assist in the transition of his duties to his successor. The terms of the Retirement Agreement are set forth in Item 5.02 below. The information in Item 5.02 below is incorporated into this Item 1.01 by reference.

On August 11, 2009, the Company and Jesse E. Neyman, Chief Financial Officer, entered into an Employment Agreement (the “Employment Agreement”) pursuant to which Mr. Neyman will continue to serve as Chief Financial Officer of the Company. The terms of the Employment Agreement are set forth in Item 5.02 below. The information in Item 5.02 below is incorporated into this Item 1.01 by reference.

On August 11, 2009, the Company and two companies controlled by John W. Chisholm, director and new interim President, entered into a Service Agreement (the “Service Agreement”) pursuant to which such companies will provide the services of Mr. Chisholm to the Company as interim President. The terms of the Service Agreement are set forth in Item 5.02 below. The information in Item 5.02 below is incorporated into this Item 1.01 by reference.

In addition, on August 6, 2009, the Company entered into an amendment to its Credit Agreement dated as of March 31, 2008 (the “Credit Agreement”). Please see “The Credit Agreement Amendment” below.

The Preferred Stock

General

Under the Company’s amended and restated certificate of incorporation, the Company’s Board is authorized, without further stockholder action, to issue up to 100,000 shares of preferred stock, par value $0.0001 per share, in one or more series and with such designations, powers, preferences and rights, and qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor and which are permitted by the General Corporation Law of the State of Delaware.

The terms of the Preferred Stock will be governed by the Certificate of Designations (the “Certificate of Designations”) for the Preferred Stock, which will be filed by the Company with the Secretary of State of Delaware, and the summary below is qualified in its entirety by the terms set forth in the Certificate of Designations.

Ranking

The Preferred Stock will rank:

•	senior to the Company’s Common Stock and any of the Company’s other shares ranking junior to the Preferred Stock;

•	equally with any other shares of preferred stock the Company may issue in the future that is expressly stated to rank equally with the Preferred Stock (“Parity Stock”); and

•	junior to any other shares of preferred stock the Company may issue in the future that is expressly stated to rank senior to the Preferred Stock (“Senior Stock”)

with respect to payment of dividends or amounts upon the Company’s liquidation, dissolution or winding up.

Dividends

Holders of the Preferred Stock will be entitled to receive, when, as and if authorized by the Board, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 15% of the liquidation preference per annum ($150.00 per share of Preferred Stock), subject to adjustment as described below. At the Company’s option, after approval by stockholders of the payment of dividends on the Preferred Stock in shares of Common Stock, any dividends may be paid by the issuance of shares of Common Stock, the number of shares of Common Stock to be issued to be determined by dividing (x) the volume weighted average trading price of a share of Common Stock for the 10 trading days prior to the payment date of such dividends, by (y) the amount of such dividend. Dividends on the Preferred Stock will accrue and be cumulative from the date of original issue and will be payable quarterly in arrears. Any dividend payable on the Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Company will pay dividends to holders of record as they appear in the Company’s share records at the close of business on the applicable record date designated by the Board for the payment of dividends that is not more than 60 nor less than 10 days prior to such dividend payment date.

The dividend rate will increase to 17.5% if the Company’s stockholders have not approved (1) the Contingent Warrants, (2) the Charter Amendment and (3) the payment of dividends on the Preferred Stock in shares of Common Stock (the “Stockholder Approval”) within 120 days following the closing of the offering, and will revert to 15% upon any subsequent obtaining of Stockholder Approval. The dividend rate will increase to 20% if Stockholder Approval has not been obtained within 240 days following the closing of the offering, and will revert to 15% upon any subsequent obtaining of Stockholder Approval.

No dividends on the Preferred Stock will be authorized by the Board or be paid at such time as the terms and provisions of any of the Company’s agreements, including any agreement relating to indebtedness, prohibits such authorization or payment or provides that such authorization or payment would constitute a breach of or a default under such agreement, or if such authorization or payment is restricted or prohibited by law. The Company does not currently have sufficient authorized shares of Common Stock to pay dividends on the Preferred Stock by issuing shares of Common Stock. The Company has undertaken, pursuant to the Purchase Agreements with investors, to obtain Stockholder Approval as soon as practicable after the closing of the offering. The Company’s Credit Agreement only permits the Company to pay cash dividends on the Preferred Stock in certain circumstances. However, the Company currently does not intend to declare dividends on the Preferred Stock, but instead to allow dividends to accumulate, for at least the first two quarterly periods after issuance of the Preferred Stock and possibly longer, depending on industry conditions and other factors.

Notwithstanding the foregoing, dividends on the Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized. Accrued but unpaid dividends on the Preferred Stock will not bear interest, and holders of the Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends as described above.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company’s affairs, the holders of the Preferred Stock are entitled to be paid out of the Company’s assets legally available for distribution to its stockholders, liquidating distributions in cash or property at its fair market value as determined by the Board in the amount of a liquidation preference of $1,000.00 per share, plus an amount equal to any accrued and unpaid dividends up to the date of such liquidation, dissolution or winding up, before any distribution of assets is made to holders of the Company’s Common Stock or any other capital shares that rank junior to the Preferred Stock as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the Company’s remaining assets. If the Company consolidates or merges with or into any other entity, or if the Company sells, leases, transfers or conveys all or substantially all of its property or business, then the Company will not be deemed to have liquidated, dissolved or wound up.

Conversion at Holder’s Option

Holders of the Preferred Stock have the right to convert the Preferred Stock, in whole or in part, at any time prior to the redemption thereof, into shares of Common Stock at the minimum conversion rate of 434.782 shares of Common Stock per share of Preferred Stock (for a conversion price of $2.30 per share of Common Stock), subject to adjustment in the event of stock splits, certain dividends (excluding dividends payable in cash) and distributions, reorganizations and similar events affecting the Common Stock.

If a holder of shares of Preferred Stock exercises conversion rights, upon delivery of the Preferred Stock for conversion, those shares will cease to cumulate dividends as of the end of the day immediately preceding the date of conversion. Holders of shares of Preferred Stock who convert their shares into the Common Stock will not be entitled to, nor will the conversion rate be adjusted for, any accumulated and unpaid dividends. Accordingly, shares of Preferred Stock surrendered for conversion after the close of business on any record date for the payment of dividends declared and before the opening of business on the dividend payment date relating to that record date must be accompanied by a payment in cash of an amount equal to the dividend payable in respect of those shares. A holder of shares of Preferred Stock on a dividend payment record date who converts such shares into shares of Common Stock on the corresponding dividend payment date will be entitled to receive the dividend payable on such shares of Preferred Stock on such dividend payment date, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of Preferred Stock for conversion.

Notwithstanding the preceding paragraph, if (1) shares of Preferred Stock are converted during the period between the close of business on a dividend payment record date and the opening of business on the corresponding dividend payment date, and (2) the Company has called such shares of Preferred Stock for redemption or the Company has designated a fundamental change redemption date during such period, then the holder of such Preferred Stock as of such dividend payment record date will receive the dividend payable on such dividend payment date and the holder who tenders such shares for conversion need not include payment of the amount of such dividend upon surrender of shares of Preferred Stock for conversion.

Limitation on Conversion

Notwithstanding the foregoing, subject to certain exceptions set forth in the Certificate of Designations, no holder of Preferred Stock shall be entitled to convert such Preferred Stock into shares of Common Stock to the extent that such conversion would result in the holder being the beneficial owner of more than 4.99% (the “Conversion Limitation Percentage”) of the then outstanding number of shares of Common Stock, provided that a holder may, upon not less than 61 days written notice to the Company, change this Conversion Limitation Percentage with respect to such holder so long as such Conversion Limitation Percentage does not exceed 9.99%.

Automatic Conversion

The Company may at its option after approval by the stockholders of the Charter Amendment and the Contingent Warrants, but in no event earlier than the date that is six months after the closing of the offering, cause the Preferred Stock to be automatically converted into shares of Common Stock at the then prevailing conversion rate if at such time the closing price of the Common Stock has been equal to or greater than 150% of the then current conversion price per share for any 15 trading days during the 30 consecutive trading day period. To exercise this automatic conversion right, the Company must provide written notice to the holders of the Preferred Stock as described below. The outstanding shares of Preferred Stock will cease to cumulate dividends as of the end of the day immediately preceding the date of such automatic conversion. Except as set forth in the following paragraph, holders of shares of Preferred Stock will not be entitled to, nor will the conversion rate be adjusted for, any accumulated and unpaid dividends in the event of an automatic conversion.

If such automatic conversion occurs prior to the record date for a dividend that would result, when combined with all previously paid dividends on the Preferred Stock, in the payment of an aggregate of at least eight quarterly dividends on the Preferred Stock, the Company shall, to the extent permitted by law, pay to the holders of each share of Preferred Stock as of the date of such automatic conversion, in connection with and within 15 days after such automatic conversion, an amount equal to the difference between (i) eight quarterly dividends for such share minus (ii) the sum of the dividends previously paid for such share. Such conversion will be at the same rate as provided for above in “Conversion at Holder’s Option.” Notwithstanding the second paragraph under “Conversion at Holder’s Option,” if the outstanding shares of Preferred Stock are automatically converted during the period between the close of business on a dividend payment record date and the opening of business on the corresponding dividend payment date, the holder of such Preferred Stock as of such dividend payment record date will receive the dividend payable on such dividend payment date and the holder who tenders such shares for conversion need not include payment of the amount of such dividend upon surrender of shares of Preferred Stock for conversion. The Company may pay this amount in cash or, at its option after approval by the stockholders of the payment of dividends on the Preferred Stock in shares of Common Stock, in shares of Common Stock based on the closing price per share of the Common Stock immediately preceding such automatic conversion.

Upon any exercise by the Company of such automatic conversion right, the Company shall provide written notice thereof by mail to all holders of the Preferred Stock within one business day following such exercise. Such notice shall include:

•	the date on which such automatic conversion will occur, which shall not be more than five days after the date of such notice;

•	the number of shares of Common Stock to be issued to such holder;

•	the amount, if any, to be paid to such holder as a result of the Company not having previously paid at least eight quarterly dividends on the Preferred Stock as described in the preceding paragraph;

•	the place or places where the shares of Preferred Stock are to be surrendered for conversion; and

•	that dividends on the shares of Preferred Stock ceased to accrue on such automatic conversion date.

The limitations on conversion described in “Limitation on Conversion” shall not apply to any automatic conversion of the Preferred Stock; provided, however, that if the automatic conversion would result in the holder being the beneficial owner of more than such holder’s Conversion Limitation Percentage, then the shares of Preferred Stock held by such holder shall not be automatically converted into Common Stock on the effective date of such automatic conversion (the “Standard Automatic Conversion Date”), but instead such holder’s Preferred Stock will automatically convert on the date (the “Delayed Automatic Conversion Date”) that is the later of (i) the date that is 100 days after the Standard Automatic Conversion Date, (ii) the date that is 100 days after the Delayed Cancellation Date (as defined below) applicable to the holder’s Warrants if the Company has previously or simultaneously given notice to call the Warrants for cancellation, and (iii) the date that is nine months after the closing date of the offering of the Units, provided that during the period from and after the Standard Automatic Conversion Date, all rights of such holder with respect to the shares of Preferred Stock (including but not limited to rights to any further dividends, voting rights, or rights to receive any amounts upon liquidation), shall cease except for such holder’s right to receive on such Delayed Automatic Conversion Date the number of shares of Common Stock and cash, if any, that such holder would otherwise have been entitled to receive on the Standard Automatic Conversion

Date. It will be presumed that any automatic conversion of the Preferred Stock at the option of the Company will not result in the holder being the beneficial owner of more than the holder’s Conversion Limitation Percentage unless the holder of the Preferred Stock notifies the Company in writing to the contrary, prior to the Standard Automatic Conversion Date.

The Company may not authorize or give notice of any automatic conversion unless, prior to giving the automatic conversion notice, all accumulated and unpaid dividends on the Preferred Stock (other than for the then current quarterly period) shall have been paid.

Fractional Shares; Compliance with Laws

In connection with the conversion of any shares of Preferred Stock, no fractional shares of Common Stock will be issued, but the Company will pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the closing sale price of the Common Stock on the date the shares of Preferred Stock are surrendered for conversion.

Before the delivery of any securities that the Company will be obligated to deliver upon conversion of the Preferred Stock, the Company will comply with all applicable federal and state laws and regulations that require action to be taken by the Company. All shares of Common Stock delivered upon conversion of the Preferred Stock will upon delivery be duly and validly issued, fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

Voting Rights

Holders of Preferred Stock will not have any voting rights, except as set forth in the Certificate of Designations or as otherwise required by law.

So long as any shares of the Preferred Stock remain outstanding, the Company will not, without the consent of the holders of at least two-thirds of the shares of Preferred Stock outstanding at the time, voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable, issue or increase the authorized amount of any class or series of stock ranking senior to the outstanding Preferred Stock as to dividends or upon liquidation. In addition, the Company will not amend, alter or repeal provisions of the certificate of incorporation or of the resolutions contained in the Certificate of Designations, whether by merger, consolidation or otherwise, so as to amend, alter or adversely affect any power, preference or special right of the outstanding Preferred Stock or the holders thereof without the affirmative vote of not less than two-thirds of the issued and outstanding Preferred Stock voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable; provided, however, that any increase in the amount of the authorized common stock or authorized Preferred Stock or the creation and issuance of other series of common stock or preferred stock ranking on a parity with or junior to the Preferred Stock as to dividends and upon liquidation will not be deemed to adversely affect such powers, preference or special rights.

In addition, if dividends on the Preferred Stock are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, then holders of the Preferred Stock (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on the Board until all dividend arrearages have been paid.

Redemption at Option of Holders upon Fundamental Change

If a fundamental change (as defined below) occurs prior to June 30, 2012, holders of Preferred Stock will have the right, exercisable at their option, subject to legally available funds and to the terms and conditions of the Company’s certificate of incorporation, to require the Company to redeem for cash any or all of the holders shares of Preferred Stock. The Company will redeem the Preferred Stock at a price equal to 100% of the liquidation preference plus an amount equal to any accumulated and unpaid dividends to, but excluding, the fundamental change redemption date (as defined below), unless such fundamental change redemption date falls after a record date and on or prior to the corresponding dividend payment date, in which case (1) the Company will pay the full amount of dividends payable on such dividend payment date only to the holder of record at the close of business on the corresponding record date and (2) the redemption price payable on the fundamental change redemption date will include only the liquidation preference and any accrued and unpaid dividends in excess of the dividends payable on such corresponding dividend payment date, but will not include any amount in respect of dividends declared and payable on such corresponding dividend payment date. The Company will be required to redeem the Preferred Stock as of a date (which is referred to as the fundamental change redemption date) that is not more than 30 calendar days after the Company mails to all holders of the Preferred Stock a notice regarding the fundamental change as described below.

A “fundamental change” is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which 90% or more of the Company’s shares of Common Stock are exchanged for, converted into, acquired for or constitute solely the right to receive, consideration that is not at least 90% shares of common stock that:

•	are listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, or

•

are approved, or immediately after the transaction or event will be approved, for quotation on a United States national securities exchange or quotation thereof in an inter-dealer quotation system of any registered United States national securities association.

In addition, holders of shares of Preferred Stock shall not have the right to require the Company to redeem shares of Preferred Stock upon a fundamental change unless and until the Board has approved such fundamental change or elected to take a neutral position with respect to such fundamental change.

Within 30 calendar days after the occurrence of a fundamental change, the Company is obligated to mail to all holders of Preferred Stock a notice regarding the fundamental change, stating, among other things:

•	the event causing a fundamental change;

•	the date of such fundamental change;

•	the last date on which the redemption right triggered by such fundamental change may be exercised;

•	the fundamental change redemption price;

•	the fundamental change redemption date;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate and any adjustments to the conversion rate;

•

that the Preferred Stock with respect to which a fundamental change redemption notice is given by the holder may be converted only if the fundamental change redemption notice has been withdrawn in accordance with the terms of the Preferred Stock;

•	the procedures that holders must follow to exercise these rights; and

•	the procedures that holders must follow to withdraw shares tendered for redemption.

To exercise this right, holders of shares of Preferred Stock must deliver a written notice to the transfer agent prior to the close of business on the business day immediately before the fundamental change redemption date containing the information specified in the Certificate of Designations. Holders of shares of Preferred Stock may withdraw any fundamental change redemption notice by a written notice of withdrawal delivered to the transfer agent prior to the close of business on the business day before the fundamental change redemption date, which notice must contain the information specified in the Certificate of Designations.

A holder must deliver the Preferred Stock to be redeemed, together with necessary endorsements, to the office of the transfer agent after delivery of the fundamental change redemption notice to receive payment of the fundamental change redemption price. Holders will receive payment in cash on the later of the fundamental change redemption date or the delivery of the Preferred Stock. If the transfer agent holds cash sufficient to pay the fundamental change redemption price on the business day following the fundamental change redemption date for the shares of Preferred Stock as to which notices of exercise of this redemption right have been given, then, immediately after the fundamental change redemption date, such shares of Preferred Stock will cease to be outstanding, dividends will cease to accrue, and all other rights of the holders as to such shares of Preferred Stock will terminate. This will be the case whether or not such shares of Preferred Stock are delivered to the transfer agent.

The Company’s ability to redeem shares of Preferred Stock upon the occurrence of a fundamental change is subject to important limitations. The Company’s ability to redeem the Preferred Stock is subject to restrictions under Delaware law. If a fundamental change were to occur, the Company may not have sufficient legally available funds to pay the redemption price in cash for all tendered shares of Preferred Stock. The Company’s current Credit Agreement contains, and any future credit agreements or other agreements relating to the Company’s indebtedness may contain, provisions prohibiting the redemption of the Preferred Stock under certain circumstances. If a fundamental change occurs at a time when the Company is prohibited from redeeming shares of Preferred Stock for cash, the Company could seek the consent of its lenders to redeem the Preferred Stock or attempt to refinance this debt. If the Company does not obtain consent, the Company would not be permitted to redeem the Preferred Stock for cash.

The Company will comply with the requirements of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the extent applicable, and file a Schedule TO or any other required schedule or form under the Exchange Act to the extent then applicable in connection with the redemption rights of the holders of Preferred Stock described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Certificate of Designations governing an offer to purchase upon a fundamental change, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations by virtue of such compliance.

Repurchase at Option of Holder

If the Company has not obtained Stockholder Approval by June 30, 2011, the Company will be required to make an offer to the holders of the Preferred Stock to repurchase any or all outstanding shares of Preferred Stock for cash at a price equal to 110% the liquidation preference of the Preferred Stock, plus accrued and unpaid dividends to the repurchase date. Notwithstanding the foregoing, if the repurchase date is after a dividend record date but on or prior to the corresponding dividend payment date, the amount of such dividend payable on such dividend payment date will be paid to the holder of record at the close of business on the corresponding dividend record date, and any other accrued and unpaid dividends will be paid to the holder tendering such shares for repurchase.

If the Company makes an offer to purchase the Preferred Stock because the Company has not obtained Stockholder Approval, then each holder of Preferred Stock shall have the right, at such holder’s option, to require the Company to repurchase all of such holder’s Preferred Stock, or any portion thereof, for cash on a date designated by the Company, which is referred to as the repurchase date, that is not less than twenty (20) nor more than thirty (30) days after the date notice is given as described below.

Before July 15, 2011, the Company will mail or cause to be mailed to all holders of record on July 1, 2011 a notice that the Company has not obtained Stockholder Approval, of the repurchase right at the option of the holders arising as a result thereof and the repurchase date. Such notice shall specify:

•	that the Company has not obtained Stockholder Approval;

•	the repurchase date;

•	that, if the holder desires to exercise its repurchase right, the holder must do so on or prior to the close of business on the repurchase date;

•	that the holder shall have the right to withdraw any Preferred Stock surrendered prior to the repurchase date;

•	that Preferred Stock as to which a holder has elected to be repurchased may be converted only if the holder properly withdraws the election;

•	a description of the procedure that a holder must follow to exercise such repurchase right and to withdraw any surrendered Preferred Stock;

•	the place or places where the holder is to surrender such holder’s Preferred Stock;

•	the amount of accumulated and unpaid dividends in respect of such holder’s Preferred Stock to the repurchase date; and

•	the CUSIP number or numbers of the Preferred Stock, if then generally in use.

Repurchases of Preferred Stock shall be made, at the option of the holder thereof, upon delivery to the Company, prior to the repurchase date, at the address specified in the notice, by a holder of a duly completed and executed notice along with the certificate(s) representing the Preferred Stock to be repurchased and such other documents as may be specified in the notice. Preferred Stock as to which a holder has elected to be repurchased may be converted only if the holder properly withdraws the election.

The Company will comply with the requirements of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act, to the extent applicable, and file a Schedule TO or any other required schedule or form under the Exchange Act to the extent then applicable in connection with the repurchase rights of the holders of Preferred Stock described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Certificate of Designations governing such an offer to purchase, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations by virtue of such compliance.

Optional Redemption

The Preferred Stock is not redeemable prior to the third anniversary of the closing of the offering. On and after the third anniversary of the closing of the offering, at the Company’s option, upon not less than 30 nor more than 60 days’ written notice, the Company may redeem the Preferred Stock, in whole or in part, at any time or from time to time, at a redemption price equal to the percentage specified below of the liquidation preference, plus all accrued and unpaid dividends thereon to the date fixed for redemption, except as described below, without interest thereon, to the extent the Company have funds legally available.

Redemption Date	Percentage
on or after third anniversary of closing of the offering, and before the fourth anniversary of the closing of the offering	105%
on or after fourth anniversary of closing of the offering, and before the fifth anniversary of the closing of the offering	102.5%
on or after fifth anniversary of closing of the offering	100%

If notice of redemption of any shares of Preferred Stock has been given, and if the funds necessary for such redemption have been set aside by the Company for the benefit of the holders of any such shares of Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Preferred Stock, such shares of Preferred Stock will no longer be deemed outstanding and all rights of the holders of such shares of Preferred Stock will terminate, except the right to receive the redemption price. If fewer than all of the outstanding shares of Preferred Stock are to be redeemed, then the shares to be redeemed will be selected on a pro rata basis (as nearly as may be practicable without creating fractional shares) or by any other equitable method the Company determines to use.

Any notice of redemption will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days’ prior to the redemption date, addressed to the respective holders of record of the Preferred Stock to be redeemed at their respective addresses as they appear on the share transfer records. A failure to give such notice or any defect in the notice or in its mailing will not affect the validity of the proceedings for the redemption of any Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state, among other things:

•	the redemption date;

•	the redemption price;

•	the conversion price;

•	the number of shares of Preferred Stock to be redeemed;

•	the place or places where the shares of Preferred Stock are to be surrendered for payment of the redemption price; and

•	that dividends on the shares of Preferred Stock to be redeemed will cease to accrue on such redemption date.

The holders of Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Preferred Stock on the corresponding dividend payment date notwithstanding the redemption of the Preferred Stock between such dividend record date and the corresponding dividend payment date or the Company’s default in the payment of the dividend due. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on Preferred Stock to be redeemed.

The Company may not authorize or give notice of any optional redemption unless, prior to giving the notice described above, all accumulated and unpaid dividends on the Preferred Stock (other than for the then current quarterly period) shall have been paid. The Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions other than as set forth herein.

Transferability

The Preferred Stock will be transferable upon surrender to the Company of the certificate representing the shares to be transferred together with such other information, documents and instruments related to such transfer that the Company shall reasonably request. The Preferred Stock will be “restricted securities” under Rule 144, and may not be transferred except pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act. The Company will have no obligation to file a registration statement to register the resale of the Preferred Stock.

Reservation of Stock

The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, such number of Common Stock and other securities as from time to time shall be issuable upon the conversion of the Preferred Stock.

The Warrants

General

The terms of the Warrants will be governed by the Warrant Certificates issued to investors in the offering, and the following summary is qualified in its entirety by the terms set forth in such Warrant Certificates.

Term

$2.31 Warrants. The $2.31 Warrants will be exercisable at any time on or after the closing date of the offering and on or before 5:00 p.m., New York time, on the sixty-month anniversary of the closing of the offering.

Contingent Warrants. The Contingent Warrants will be exercisable at any time on or after the first business day following approval by the stockholders of the Contingent Warrants and the Charter Amendment and on or before 5:00 p.m., New York time, on the earlier of (1) the sixty-month anniversary of the day following approval by the stockholders of the Contingent Warrants and the Charter Amendment or (2) the ninety-eight-month anniversary of the closing of the offering.

Exercisability

The Warrants will be exercisable, at the option of each holder, in whole or in part by properly delivering a notice of exercise to the Company, accompanied by payment in full for the number of shares of the Common Stock purchased upon such exercise (except in the event of a proper cashless exercise of the Warrants as described in “Limited Right to Cashless Exercise” below).

Limitation on Exercisability

The holder will not have the right to exercise any portion of the Warrants to the extent the holder would beneficially own in excess of 4.99% (or, if elected by a holder of a Warrant upon not less than 61 days’ advance written notice, up to 9.99%) of the number of shares of Common Stock outstanding immediately after the exercise.

Limited Right to Cashless Exercise

If the Company is in breach of its obligations under the Purchase Agreements to provide an effective registration statement for the resale of the shares of Common Stock issuable upon exercise of the Contingent Warrants, then the Contingent Warrants may be exercised, if otherwise exercisable and only during the continuation of such breach, on a cashless basis. If any Contingent Warrants are so exercisable on a cashless basis, such Contingent Warrants will be exercisable, in whole or in part by properly delivering a notice of exercise to the Company, by canceling a portion of the warrant in payment of the purchase price payable in respect of the number of shares of Common Stock purchased upon such exercise.

Exercise Price

The exercise price per share of Common Stock underlying the $2.31 Warrants is $2.31. The exercise price per share of Common Stock underlying the Contingent Warrants is $2.45. These exercise prices are subject to appropriate adjustment in the event of stock splits, certain dividends and distributions, reorganizations and similar events affecting the Company’s Common Stock.

Exercise Price Adjustment

If prior to the exercise or termination of the $2.31 Warrants the Company issues shares of its Common Stock or securities convertible into or exercisable for shares of its Common Stock at a consideration per share less than the exercise price of the $2.31 Warrants, subject to certain exceptions, the exercise price of the $2.31 Warrants will be reduced to be equal to the aggregate consideration per share of Common Stock received by the Company in such issuance, subject to shareholder approval of such anti-dilution price protection.

If prior to the exercise or termination of the Contingent Warrants the Company issues shares of its Common Stock or securities convertible into or exercisable for shares of its Common Stock at a consideration per share less than the exercise price of the Contingent Warrants, subject to certain exceptions, the exercise price of the Contingent Warrants will be reduced to be equal to the aggregate consideration per share of Common Stock received by the Company in such issuance.

Fundamental Transactions

It shall be a condition to the Company’s entry into a Fundamental Transaction that the successor entity assumes in writing (or remains bound by) all of the Company’s obligations under the Warrants pursuant to written agreements, including (if necessary) agreements to deliver to each holder of Warrants in exchange for such Warrants a written instrument issued by the successor entity substantially similar in form and substance to the Warrants exercisable for the consideration that would have been issuable in the Fundamental Transaction in respect of the shares issuable upon exercise of the Warrants had the Warrants been exercised immediately prior to the consummation of the Fundamental Transaction. In the event of certain Fundamental Transactions, the Company will be required to make an offer to purchase the Warrants from the holders after such Fundamental Transaction at the Black Scholes value of such Warrants.

“Fundamental Transaction” means one or more related transactions in which, (i) the Company, directly or indirectly, effects any merger or consolidation with or into another person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of the Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the Company’s outstanding Common Stock, (iv) the Company, directly or indirectly, effects any reclassification, reorganization or recapitalization of its Common Stock or any compulsory share exchange pursuant to which the Company’s Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person whereby such other person acquires more than 50% of the outstanding shares of the Company’s Common Stock (not including any shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination).

Transferability

The Warrants and all associated rights are transferable, in whole or in part, at the option of the holder, upon surrender to the Company of the Warrant together with a written assignment of the Warrant duly executed by the holder of such Warrant, payment to the Company of funds sufficient to pay any transfer taxes payable upon the making of such transfer, and delivery by the holder and transferee to the Company of any factual representations reasonably required to establish exemptions from the registration requirements of applicable securities laws relating to such transfer. The Warrants will be “restricted securities” under Rule 144, and may not be transferred except pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act. The Company will have no obligation to file a registration statement to register resale of the Warrants.

Contingent Warrants

The Company has agreed in the Purchase Agreements to use its commercially reasonable efforts to obtain stockholder approval of the Contingent Warrants and the Charter Amendment as promptly as practicable following the closing of the offering. The Contingent Warrants will not be exercisable until the first business day following stockholder approval of the Contingent Warrants and the Charter Amendment. The Company cannot assure the holders that its stockholders will vote to approve the Contingent Warrants and the Charter Amendment. If Stockholder Approval is not obtained within 120 days after the closing of the offering, the dividend rate on the Preferred Stock will increase from 15% to 17.5%, and if Stockholder Approval is not obtained by June 30, 2012, the Company will be required to make an offer to repurchase the outstanding shares of Preferred Stock. See “The Preferred Stock – Dividends” and “The Preferred Stock – Repurchase at Option of Holder” above.

Reservation of Stock

The Company will at all times during which a Warrant is exercisable reserve and keep available, solely for issuance and delivery upon the exercise of such Warrants, such number of shares of Common Stock and other securities as from time to time shall be issuable upon the exercise of the Warrants (including, after Stockholder Approval is obtained, the shares of Common Stock issuable upon exercise of the Contingent Warrants).

The Credit Agreement Amendment

In connection with the private placement, the Company also entered into an amendment to its Credit Agreement. On August 6, 2009, the Company entered into a Third Amendment and Waiver to Credit Agreement effective as of June 30, 2009 (the “Third Amendment”) which (i) waives certain potential defaults which might have occurred pursuant to the Credit Agreement as of June 30, 2009 without such a waiver, (ii) modifies certain of the financial and other covenants contained in the Credit Agreement, (iii) provides that the Company is permitted to retain all of the net proceeds of the private placement, and also under most circumstances any proceeds derived by the Company from the exercise of any of the Warrants issued in the private placement, and (iv) permits the Company to pay dividends in cash on the Preferred Stock in certain circumstances. The Third Amendment will become effective upon the closing of the offering of the Units, subject to satisfaction of certain other closing conditions.

The Company determined that the it was likely to breach the Leverage Ratio, the Fixed Charge Coverage Ratio, and the Net Worth covenants of the Credit Agreement as of the quarter ended June 30, 2009 and during subsequent quarters unless the lenders waived the possible June 30, 2009 breaches and these covenants were amended prospectively. The Third Amendment modifies these covenants as described below.

The Third Amendment amends the Leverage Ratio covenant. “Leverage Ratio” is defined as the ratio that the debt of the Company bears to its trailing EBITDA (net income plus interest, tax, depreciation and amortization expense and other non-cash charges). The Third Amendment amends this covenant as follows: (i) there would be no Leverage Ratio covenant applicable to the periods beginning with the second quarter of 2009 through and including the first quarter of 2010, and (ii) thereafter, the Leverage Ratio could not exceed (a) 4.75 to 1.00 for the quarter ending on June 30, 2010, (b) 4.00 to 1.00 for the quarter ending on September 30, 2010, and (c) 3.75 to 1.00 for each quarter ending on or after December 31, 2010.

The Third Amendment also amends the Fixed Charge Coverage Ratio covenant of the Credit Agreement. The Credit Agreement defines “Fixed Charge Coverage Ratio” as the ratio of (a) the Company’s EBITDA for the trailing four quarters to (b) Fixed Charges for those four quarters. “Fixed Charges” is defined as the sum of (i) interest expense, (ii) scheduled debt payments, including capital leases payments, (iii) taxes payments, and (iv) actual maintenance capital expenditures. The Third Amendment modifies this covenant by: (a) waiving the Fixed Charge Coverage Ratio for the second quarter of 2009, and (b) amending the Fixed Charge Coverage Ratio covenant for subsequent periods to provide that this ratio may not be less than: (i) 0.75 to 1.00 for the quarter ending September 30, 2009, (ii) 1.10 to 1.00 for the quarters ending December 31, 2009, March 31, 2010, and June 30, 2010, and (iii) 1.25 to 1.00 for each quarter ending on or after June 30, 2010. EBITDA and Fixed Charges will be determined for this purpose based on annualized results beginning with the results of the quarter ending September 30, 2009.

In addition, the Third Amendment amends the minimum Net Worth requirement set forth in the Credit Agreement. “Net Worth” is the shareholder’s equity of the Company and its subsidiaries, subject to certain adjustments. The Third Amendment modifies this covenant to now require that Net Worth at least equal (i) 90% of the Company’s Net Worth as of the end of the fiscal quarter ended June 30, 2009, plus (ii) 75% of the Company’s net income for each fiscal quarter ending after June 30, 2009 in which such net income is greater than $0 plus (iii) an amount equal to 100% of any proceeds of equity issuances by the Company after June 30, 2009.

Pursuant to the Third Amendment, the Company will be required to maintain through June 30, 2010 at least $5,000,000 of cash and availability under its revolving line of credit pursuant to the Credit Agreement, and has agreed to increase the amount of the annual principal payment it is required to make pursuant to the Credit Agreement with respect to its term facility from 50% of Excess Cash Flow to 75% of Excess Cash Flow. “Excess Cash Flow” is the Company’s EBITDA, subject to certain adjustments, minus (b) the sum of the following during such period: (i) taxes, (ii) permitted capital expenditures, (iii) cash interest expense, and (iv) principal installment payments and optional prepayments of the term facility.

In addition, the Third Amendment makes certain other changes to the Credit Agreement, including making changes to the Credit Agreement relating to permitted debt, operating leases, acquisitions, and asset sales.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above regarding the Credit Agreement Amendment is incorporated into this Item 2.03 by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

As described in Item 1.01 above, pursuant to the Purchase Agreements, the Company has agreed to sell Units to the Purchasers in a private placement. The offer and sale of Units is being made in reliance on an exemption from registration under the Securities Act pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The terms of the conversion of the Preferred Stock and exercise of the Warrants are set forth in Item 1.01 above. The information in Item 1.01 above is incorporated into this Item 3.02 by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Jerry D. Dumas, Sr., Chairman of the Board, Chief Executive Officer and President of the Company, has informed the Company that he will be retiring from such positions. The Company entered into a Retirement Agreement with Mr. Dumas on August 11, 2009 which sets forth the terms pursuant to which Mr. Dumas will step down as an officer of the Company and assist in the transition of his duties to his successor.

Pursuant to this Retirement Agreement, the Company and Mr. Dumas have agreed that: (i) Mr. Dumas will remain as Chief Executive Officer and President of the Company until the earlier of the date of the election of his replacement or January 1, 2010, (ii) Mr. Dumas will remain as Chairman of the Board and a director of the Company until the Company’s 2010 annual stockholders’ meeting, (iii) Mr. Dumas will remain as an employee of the Company through June 30, 2010, (iv) Mr. Dumas will agree to perform throughout the term of his employment such duties as shall be assigned to him by the Board, which duties will not exceed the scope of the responsibilities of the Chief Executive Officer or President of the Company, and (v) Mr. Dumas will agree to assist in the transition of his duties as the Chief Executive Officer and President of the Company to his successor for three months after any such successor is elected.

The Company has agreed pursuant to the Retirement Agreement to: (i) pay to Mr. Dumas his annual salary of $450,000 through June 30, 2010, (ii) pay Mr. Dumas a one-time payment of $225,000 on June 30, 2010, and (iii) accelerate the vesting of any of Mr. Dumas’ unvested equity awards on June 30, 2010.

The Retirement Agreement provides generally for the release by Mr. Dumas and the Company of each other against all claims, known or unknown. However, because of the requirements of federal law, the Retirement Agreement provides that the release by Mr. Dumas of the Company of any potential age discrimination claims will be delivered at his option within 21 days of the date of the Retirement Agreement. Under federal law, Mr. Dumas is then permitted to revoke this age discrimination release within 7 days of the date of the delivery to the Company. The employment term of Mr. Dumas, the vesting of his equity awards, the payment of certain compensation to Mr. Dumas pursuant to the Retirement Agreement, and the release by the Company of its claims against Mr. Dumas, are all contingent on this age discrimination release being delivered by Mr. Dumas and not being revoked by Mr. Dumas, but the Retirement Agreement itself, including the provisions regarding the resignation of Mr. Dumas, will remain in effect. Thereafter, the vesting of Mr. Dumas’ equity awards and the payment of certain compensation to Mr. Dumas pursuant to the Retirement Agreement continue to be contingent on his employment not being terminated for cause.

In connection with, and effective upon, the retirement of Mr. Dumas, the Company elected John W. Chisholm as interim President. Mr. Chisholm is currently a member of the Company’s Board and serves as Chairman of the Strategic Planning Committee and is a member of the Compensation Committee. Mr. Chisholm, age 54, is founder of Wellogix, Inc., which develops software for the oil and gas industry to streamline workflow, improve collaboration, expedite the inter-company exchange of enterprise data and communicate complex engineered services. Previously he co-founded and was President of ProTechnics Company from 1985 until its sale to Core Laboratories in December of 1996. After leaving Core Laboratories as Senior Vice President of Global Sales and Marketing in 1998, he started Chisholm Energy Partners, an investment fund targeting mid-size energy service companies. Mr. Chisholm serves on the board of directors of NGSG, Inc., an NYSE listed company specializing in compression technology for the oil and gas industry. He serves on both the Compensation and Governance Committees of NGSG. Mr. Chisholm has been selected to be on the editorial advisory board of Middle East Technology by Oil and Gas Journal.

In connection with John Chisholm providing his services as interim President during the Company’s search for a new Chief Executive Officer, the Company and two companies controlled by Mr. Chisholm entered into a Service Agreement, dated as of August 11, 2009, pursuant to which such companies will provide the services of Mr. Chisholm to the Company as interim President. The agreement is terminable by either party upon 30 days’ written notice, and will terminate immediately upon the Company’s election of a new Chief Executive Officer. The agreement provides that the Company will pay an aggregate of $32,000 per month as consideration for the provision of Mr. Chisholm’s services.

On August 11, 2009, the Company and Jesse E. Neyman, Chief Financial Officer, entered into an Employment Agreement pursuant to which Mr. Neyman will continue to serve as Chief Financial Officer of the Company.

The Employment Agreement (i) provides for a term of employment until the earlier of (1) Mr. Neyman’s resignation with or without Good Reason (as defined in the Employment Agreement) or Mr. Neyman’s death or disability or (2) termination by the Company with or without Cause (as defined in the Employment Agreement); (ii) provides that, upon termination of Mr. Neyman’s employment by the Company without Cause or by Mr. Neyman for Good Reason and subject to the satisfaction of certain other specified conditions, including the execution of a release agreement, Mr. Neyman will be entitled to receive (1) a lump sum payment in an amount equal to one-half of the sum of his annual base salary and target bonus, payable at the end of the month following execution of a release agreement, (2) monthly payments in an amount equal to one-twelfth of the sum of his annual base salary and target bonus, payable for 13 months following execution of a release agreement, (3) a lump sum payment in an amount equal to five-twelfths of the sum of his annual base salary and target bonus, payable at the end of the fifteenth month following execution of a release agreement, and (4) coverage at the Company’s expense under the employee health insurance plan for a period of 24 months following execution of a release agreement; and (iii) contains certain non-solicitation and non-compete restrictions for a period of 24 months following the date of termination of employment with the Company.

Pursuant to the Employment Agreement, Mr. Neyman will earn a new annualized base salary of $250,000. Additionally, Mr. Neyman will be entitled to a bonus payment of $75,000 if he does not resign from his employment with the Company and has not been terminated by the Company for Cause prior to the earlier of the date of the appointment of a new chief executive officer on a basis which is not an interim basis or December 31, 2009. Furthermore, Mr. Neyman will receive a grant of stock options for 150,000 shares pursuant to the Company’s Long Term Incentive Plan, which is conditioned upon shareholder approval of the Charter Amendment. The stock options will vest in equal installments over a four-year period. However, if the Charter Amendment has not become effective on or before January 31, 2010, Mr. Neyman will be entitled to receive at his discretion a bonus payment in the amount of $250,000 in lieu of such options. Such awards will automatically vest upon a change of control of the Company. In addition to the foregoing, Mr. Neyman will be entitled to certain other perquisites, including annual bonuses in accordance with the Company’s management incentive plan with a target bonus of $125,000 for each of the 2009 and 2010 fiscal years and reimbursement for reasonable expenses.

Item 8.01.	Other Events.

On August 11, 2009, the Company announced the entry into the Purchase Agreements. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

On August 11, 2009 the Company announced the management transition plan pursuant to which Mr. Dumas will retire from his positions with the Company. A copy of the press release is filed as Exhibit 99.2 hereto and is incorporated herein by reference.

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) regarding the Company’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this press release.

Although forward-looking statements in this Current Report on Form 8-K reflect the good faith judgment of the Company’s management, such statements can only be based on facts and factors that the Company’s management currently knows. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the ability to obtain financing to support operations, environmental and other casualty risks, and the effect of government regulation.

Further information about the risks and uncertainties that may affect the Company’s business are set forth in the Company’s most recent filing on Form 10-K (including, without limitation, in the “Risk Factors” section) and in its other SEC filings and publicly available documents. The Company urges readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Form of Unit Purchase Agreement dated as of August 11, 2009

10.2	Third Amendment and Waiver to Credit Agreement dated as of August 6, 2009

10.3	Retirement Agreement with Jerry D. Dumas dated as of August 11, 2009

10.4	Employment Agreement with Jesse E. Neyman dated as of August 11, 2009

10.5	Service Agreement dated as of August 11, 2009

99.1	Press Release regarding private placement of units dated as of August 11, 2009

99.2	Press Release regarding retirement of Jerry D. Dumas, Sr. dated as of August 11, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOTEK INDUSTRIES, INC.

Date: August 11, 2009	By:	/s/ Jesse E. Neyman
Jesse E. Neyman
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Form of Unit Purchase Agreement dated as of August 11, 2009

10.2	Third Amendment and Waiver to Credit Agreement dated as of August 6, 2009

10.3	Retirement Agreement with Jerry D. Dumas dated as of August 11, 2009

10.4	Employment Agreement with Jesse E. Neyman dated as of August 11, 2009

10.5	Service Agreement dated as of August 11, 2009

99.1	Press Release regarding private placement of units dated as of August 11, 2009

99.2	Press Release regarding retirement of Jerry D. Dumas, Sr. dated as of August 11, 2009